Exhibit 99.2

Media Contact                                                                                                                              October 23, 2009
Andy Brimmer, 205-410-2777                                                                                                                          For Immediate Release
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Corporation Announces Resignation of John Workman

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today announced the resignation of John L. Workman, Executive Vice President and Chief Financial Officer, who has accepted a position with Omnicare, Inc., a leading provider of pharmaceutical care for the elderly.  His resignation is effective November 17, 2009.  Mr. Workman notified the Company of his resignation on October 21, 2009.

The Company will begin a national search for a new Chief Financial Officer and will be considering internal and external candidates.

“John has been a valuable member of our management team as well as a great colleague and friend.  He made many important contributions to the turnaround and repositioning of HealthSouth," said Jay Grinney, President and Chief Executive Officer. “All of us at HealthSouth wish John and his wife, Beth, the very best in their new endeavors.”

“While we launch a search for a new Chief Financial Officer, we will continue to benefit from the strong team that John has developed, especially from the leadership of Ed Fay, Senior Vice President – Finance and Treasurer and Andy Price, Senior Vice President – Accounting; Andy will serve as the Company’s Chief Accounting Officer.  Andy and Ed bring considerable experience to their respective positions and will ensure a seamless transition as we search for John’s replacement,” added Grinney.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.